Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO

AGREEMENT RELATING TO

SIMPLIFICATION OF CAPITAL STRUCTURE

This Amendment No. 1 (this “Amendment”), effective as of August 6, 2009, to the AGREEMENT RELATING TO SIMPLIFICATION OF CAPITAL STRUCTURE, dated as of March 3, 2009 (the “Simplification Agreement”) by and among Magellan Midstream Partners, L.P., a Delaware limited partnership (“Partners”), Magellan GP, LLC, a Delaware limited liability company (“Partners GP”), Magellan Midstream Holdings, L.P., a Delaware limited partnership (“Holdings”), and Magellan Midstream Holdings GP, LLC, a Delaware limited liability company (“Holdings GP”). Capitalized terms used but not defined herein are defined in the Simplification Agreement.

WITNESSETH:

WHEREAS, On March 3, 2009, Partners, Partners GP, Holdings and Holdings GP entered into the Simplification Agreement;

WHEREAS, Section 8.1(b)(i) of the Simplification Agreement provides that the Simplification Agreement may be terminated at any time prior to the Effective Time by either Partners or Holdings upon written notice to the other if the Effective Time has not occurred on or before September 30, 2009 (the “Termination Date”), subject to certain exceptions;

WHEREAS, the Partners GP Board and the Holdings GP Board have fixed September 25, 2009 as the date on which the special meetings of limited partners of the Partnership and Holdings in connection with the matters contemplated by the Simplification Agreement shall be held (the “Special Meetings”);

WHEREAS, Section 13.7 of the Partners Partnership Agreement and Section 13.7 of the Holdings Partnership Agreement each provide that (a) when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days and (b) at the adjourned meeting, Partners or Holdings, as applicable, may transact any business which might have been transacted at the original meeting;

WHEREAS, Partners, Partners GP, Holdings and Holdings GP desire to amend the Simplification Agreement to extend the Termination Date at this time in order to permit the adjournment of the Special Meetings if deemed appropriate; and

WHEREAS, Section 9.2 of the Simplification Agreement provides that prior to the Effective Time any provision of the Simplification Agreement may be amended by an agreement in writing between the parties to the Simplification Agreement and approved by the Partners Conflicts Committee and by the Holdings Conflicts Committee, subject to certain exceptions, and the Partners Conflicts Committee and the Holdings Conflicts Committee have approved this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. Section 8.1(b)(i) is hereby amended to provide that the Termination Date is November 19, 2009.

2. Except as amended hereby, the Simplification Agreement shall remain in full force and effect.

3. This Amendment shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware Law govern).

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed to constitute an original.

5. All notices, requests and other communications hereunder shall be given in accordance with the procedures set forth in the Simplification Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC, its general partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President and Chief Executive Officer

MAGELLAN GP, LLC

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	President and Chief Executive Officer

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By:	Magellan Midstream Holdings GP, LLC, its general partner

By:	/s/ John D. Chandler
Name:	John D. Chandler
Title:	Senior Vice President, Treasurer and
Chief Financial Officer

MAGELLAN MIDSTREAM HOLDINGS GP, LLC

By:	/s/ John D. Chandler
Name:	John D. Chandler
Title:	Senior Vice President, Treasurer and
Chief Financial Officer

SIGNATURE PAGE TO AMENDMENT NO.1 TO THE AGREEMENT RELATING TO SIMPLIFICATION OF CAPITAL STRUCTURE